Exhibit 99.1

ENERGY FOCUS, INC. REPORTS SECOND QUARTER 2013 RESULTS

SOLON, Ohio, August, 13, 2013—Energy Focus, Inc. (OTCQB:EFOI) a leader in LED lighting technologies, today announced financial results for the second quarter ended June 30, 2013.

Financial results for the quarter include the following:

• Net sales of $7.4 million for the second quarter of 2013 versus $7.7 million for the second quarter of 2012.
• Gross margins of 27.4 percent of net sales compared to 22.2 percent of net sales for the second quarter of 2012.
• A net loss of $0.7 million compared to a net loss $0.9 million in the second quarter of 2012.

James Tu, Executive Chairman, commented: “Our second quarter sales came in slightly lower than the same period last year as the Company reorganized its leadership structure and refocused its resources on the LED lighting retrofit markets. The quarter’s sales were also impacted by a weaker pool lighting business due to colder weather. However, we are excited to see momentum building up across our businesses, and we believe our new initiatives to dramatically narrow our focus and to strengthen our planning and execution capabilities will start yielding results by year’s end.”

“Notably, we were able to continue to grow our Navy sales, which are on track to more than double from last year in spite of the sequester. A large portion of that increase is due to shipments against our $23 million LED contract with the Navy. As of today we’ve completed about $6.4 million, or about 28%, of the contract. Yet even after supplying the full contract we’ll only have retrofitted about 7% of the fleet. With our first-mover advantage as the only approved LED tube provider for the Navy, we are also actively going after the Military Sealift Command as well as Coast Guard ships markets. Therefore we have barely scratched the surface of this opportunity, which by our estimate exceeds $500 million,” continued Mr. Tu.

“Our sales pipeline for the Energy Services Company (ESCO) market —a multi-billion-dollar market opportunity—continues to grow with many new lighting retrofit opportunities going all LED. We expect to see the revenue impact of our growing pipeline and the contracts in place beginning in the second half of 2013 and beyond,” commented Mr. Tu.

“Last but not least, we are very encouraged by the improvement in our gross margins. We believe that we will be able to continue to improve our gross margins, a critical element to become EBITDA positive in the second half of 2013,” said Mr. Tu.

Energy Focus, Inc. will host a conference call and webcast on Tuesday, August 13, 2013 at 4:30 p.m. EDT (1:30 p.m. PDT) to review the second quarter of 2013 financial results, followed by a Q & A session. The webcast can be accessed under the investor section of our website at www.energyfocusinc.com. The call can be accessed by dialing 888-572-7033 (US and Canada) or 719-325-2361 (International/Local). The conference access code is 9071372. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.

An instant replay of the conference call will be available through the investor relations section of the site http://www.energyfocusinc.com/investors/events/category/investors starting August 13, 2013 and will remain available for 3 months.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For more information about potential factors that could affect the financial results of Energy Focus, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products, turnkey energy efficient lighting solutions and a developer of energy efficient lighting technology. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet.

Customers include national, state and local U.S. government agencies as well as Fortune 500 companies, the U.S. Navy, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom. For more information, see our web site at www.energyfocusinc.com.

Media Contact:
Energy Focus, Inc.
Public Relations Office
(440) 715-1295
pr@energyfocusinc.com

Investor Contact:
Brion Tanous
CleanTech IR, Inc.
(310) 541-6824
btanous@cleantech-ir.com

ENERGY FOCUS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands except share and per share amounts)

	June 30,	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents, includes restricted cash of $59 and $252, respectively	$2,266	$1,181
Trade accounts receivable less allowances of $158 and $265, respectively	4,133	5,319
Retainage receivable	190	634
Inventories, net	2,383	2,581
Costs in excess of billings	127	99
Prepaid and other current assets	1,279	1,012
Total current assets	10,378	10,826

Property and equipment, net	1,624	1,800
Intangible assets, net	156	608
Collateralized assets	1,000	1,000
Other assets	135	119
Total assets	$13,293	$14,353

LIABILITIES
Current liabilities:
Accounts payable	$3,826	$5,879
Accrued liabilities	1,603	2,265
Deferred revenue	226	751
Billings in excess of costs	319	464
Credit line borrowings	1,602	1,590
Current maturities of long-term debt	305	756
Total current liabilities	7,881	11,705

Other liabilities	58	30
Long-term debt	4,065	1,793
Total liabilities	12,004	13,528

SHAREHOLDERS' EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2013 and 2012
Issued and outstanding: no shares in 2013 and 2012	-	-
Common stock, par value $0.0001 per share:
Authorized: 100,000,000 shares in 2013 and 2012
Issued and outstanding: 49,158,886 at June 30, 2013
and 44,698,650 at December 31, 2012	5	4
Additional paid-in capital	83,594	80,985
Accumulated other comprehensive income	421	460
Accumulated deficit	(82,731)	(80,624)
Total shareholders' equity	1,289	825
Total liabilities and shareholders' equity	$13,293	$14,353

ENERGY FOCUS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Net sales	$7,381	$7,672	$12,714	$12,974
Cost of sales	5,359	5,968	9,491	10,485
Gross profit	2,022	1,704	3,223	2,489

Operating expenses:
Research and development	172	(61)	209	(15)
Sales and marketing	1,498	1,390	2,801	2,661
General and administrative	1,273	1,114	2,339	2,268
Loss on impairment	325	-	325	-
Change in estimate of contingent liabilities	12	-	12	-
Total operating expenses	3,280	2,443	5,686	4,914
Loss from operations	(1,258)	(739)	(2,463)	(2,425)

Other income (expense):
Settlement of acquisition obligations	892	-	892	-
Other expense	(145)	(44)	(239)	(72)
Interest income	-	-	-	1
Interest expense	(167)	(114)	(293)	(265)

Loss before income taxes	(678)	(897)	(2,103)	(2,761)

Provision for income taxes	(1)	(3)	(4)	(6)

Net loss	$(679)	$(900)	$(2,107)	$(2,767)

Net loss per share - basic and diluted	$(0.01)	$(0.02)	$(0.05)	$(0.07)

Shares used in computing net loss per share -
basic and diluted	46,230	44,513	45,469	38,067